Exhibit 10.42

February 24, 2014

Mr. Fareed Khan

Re: Transaction Bonus

Dear Fareed:

As you know, we anticipate a business combination between Sysco Corporation (“Sysco”) and US Foods, Inc. (the “Company”) later this year. In order to recognize your contributions, and to encourage you to remain with the Company through this period and after the transaction closes to assist with anticipated transition issues, I am pleased to advise you that you have been selected to receive a cash bonus (the “Transaction Bonus”) on the terms outlined below.

Eligibility For Transaction Bonus.

Consistent with the terms and conditions of this Agreement, you will be entitled to receive a Transaction Bonus of $250,000.00 if:

(a) Sysco’s merger with the Company is consummated and closes (the “Closing”); and

(b) you remain employed through the date of the Closing (the “Transaction Date”).

The Company shall pay the Transaction Bonus within 60 days after the Closing; but in no event later than the March 15th of the year following the year that includes the date upon which you become entitled to receive the Transaction Bonus.

Intervening Events

Notwithstanding anything in this Agreement to the contrary, there are certain circumstances under which you will receive the Transaction Bonus even if your employment terminates prior to the Transaction Date. Specifically: (i) if the Company involuntarily terminates your employment without “Cause;” (ii) if you die; or (iii) if your employment is terminated as a result of Permanent Disability. In those circumstances, you will receive the Transaction Bonus as soon as administratively feasible after employment termination, but in no event prior to the Closing or later than March 15th of the year following the year of employment termination. For purposes of this Agreement, the following terms have the following meanings:

9399 West Higgins Road, Suite 500  |  Rosemont, Illinois 60018  |  TEL 847.720.8000  |  www.usfoodservice.com

(a) “Cause” means (i) the Company determines in good faith and following a reasonable investigation that you have committed fraud, theft or embezzlement from the Company; (ii) you plead guilty or nolo contendere to or are convicted of any felony or other crime involving moral turpitude, fraud, theft, or embezzlement; (iii) you willfully fail or refuse to perform any material obligation or to carry out the reasonable directives of your supervisor, and you fail to cure the same within a period of 30 days after written notice of such failure is provided to you by the Company; or (iv) you engage in on-the-job conduct that violates the Company’s written Code of Ethics or Company policies, and which is materially detrimental to the Company.

(b) “Permanent Disability” means you become eligible to receive long term disability benefits under any long term disability plan or program maintained by the Company for its employees.

Other Terms and Conditions

No Vesting. You do not have a vested right to a Transaction Bonus under this Agreement until the conditions in this Agreement are met. If the transaction is cancelled and the Closing does not occur, this Agreement will be deemed null and void.

Section 409A. The Company intends the Transaction Bonus to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the short term deferral exception under Treas. Reg. Section 1.409A—1(b)(4). However, if the Transaction Bonus is determined to be “deferred compensation” within the meaning of Section 409A the terms of this letter will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A.

Amendment and Termination. This Agreement may be amended or terminated in a written action by the Company or its designee, at any time, with your written consent.

No Guarantee of Future Service. This Agreement is intended to provide a financial incentive to you, and is intended to confer no rights to continued employment upon you.

Funding; No Equity Interest; Status as Creditor. No provision of this Agreement shall require the Company, for the purpose of satisfying any obligations under this Agreement, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any asset, nor will the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement will create or be construed to create a trust of any kind. The obligations of the Company under this Agreement are both unfunded and unsecured and will not be construed to cause you to recognize taxable income prior to the time that a payment is actually paid to you in accordance with this Agreement. The liability for payment of a Transaction Bonus is a liability of the Company alone and not of any employee, officer, director or member of the Company. Your sole right under this Agreement will be as a general unsecured creditor of the Company.

No Assignment or Transfer by Employee. None of the rights, benefits, obligations or duties under this Agreement may be assigned or transferred by any person or entity, except by will or under the laws of descent and distribution.

Recovery of Payments. The Company may require any individual to return any Transaction Bonus, or portion thereof, made by mistake of fact or law, and the Company shall have all remedies available at law for the recovery of such amounts.

Governing Law. The rights and obligations arising under this Agreement are governed by and interpreted, construed and enforced in accordance with the laws of the State of Illinois without regard to its or any other jurisdiction’s conflicts of laws principles. The parties submit to the jurisdiction of the state and federal courts of the State of Illinois.

Severability. If any provision of this Agreement is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed and enforced as if such provision had not been included.

Entire Agreement. This Agreement sets forth all of the agreements and understandings between the Company and you with respect to the subject matter herewith and they supersede and terminate all prior agreements and understandings between the Company and you with respect to the subject matter of this Agreement.

Please indicate your agreement to the foregoing by executing this letter Agreement where indicated below.

By:	/s/ Fareed Khan
Name:	Fareed Khan
Title:	Chief Financial Officer

Agreed and acknowledged as of

this 3rd day of March, 2014.

IN WITNESS THEREOF, the Company has executed this Transaction Bonus Agreement as of the day and year first written above.

US FOODS, INC.

By:	/s/ Juliette Pryor
Juliette Pryor, Executive Vice President,
General Counsel and Chief Compliance Officer

February 24, 2014 Retention Award Letter Agreement Company Signature Page

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